Exhibit 99.1

May 22, 2020

Liberty Media Announces Adjustment to the SiriusXM Component of the Securities Basket for its 1.375% Cash Convertible Senior Notes Due 2023

ENGLEWOOD, Colo.--(BUSINESS WIRE)--May 22, 2020-- Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) (“Liberty”) today announced an adjustment to the SiriusXM Component (the “LSXM Component”) of the Securities Basket underlying its 1.375% Cash Convertible Senior Notes due 2023 (the “Cash Convertible Notes”). The LSXM Component is now 1.0163 shares of LSXMA. Liberty adjusted the LSXM Component due to the distribution to holders of Liberty SiriusXM common stock of subscription rights to purchase shares of Series C Liberty SiriusXM common stock (the “Series C Liberty SiriusXM Rights”). The Series C Liberty SiriusXM Rights were distributed as of 5:00 p.m., New York City time, on May 15, 2020 to holders of record of LSXMA, LSXMB and LSXMK as of 5:00 p.m., New York City time, on May 13, 2020.

The adjustment to the LSXM Component was made pursuant to section 12.04(c) of the indenture for the Cash Convertible Notes, which applies to certain distributions made by Liberty. No adjustment was required to the existing conversion rate of 21.0859 or the existing conversion price of $47.43.  As a result of the LSXM Component adjustment, the Securities Basket referenced by each $1,000 principal amount is now comprised of:

•	21.4296 shares of LSXMA (based upon the adjusted LSXM Component of 1.0163),
•	5.2715 shares of FWONA (based upon a Media Component of 0.25), and
•	2.292 shares of BATRA (based upon a Braves Component of 0.1087).

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and minority equity investment in AT&T Inc.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation